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                                                                       EXHIBIT 8





                        FIDDLER GONZALEZ & RODRIGUEZ, LLP
                          BANCO BILBAO VIZCAYA BUILDING
                             254 MUNOZ RIVERA AVENUE
                                    6TH FLOOR
                           HATO REY, PUERTO RICO 00918







                                January 16, 2002

First BanCorp.
1519 Ponce De Leon Avenue
San Juan, Puerto Rico 00908-0146

Dear Sirs:

         We have acted as counsel to First BanCorp. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of up to 2,300,000 shares (the "Shares") of Noncumulative
Perpetual Monthly Income Preferred Stock, Series D, $1.00 par value per share. The Shares to be offered and sold are being registered pursuant to the Company's shelf Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 21, 2001 (SEC File No. 333-75682) (the "Registration Statement"), as amended by Pre-Effective Amendment No.1 to be filed by the Company with the SEC on or about January 16, 2002.

         We have examined the prospectus supplement relating to the Shares contained in the Registration Statement (the "Prospectus Supplement") and we have reviewed the discussion of certain Federal and Puerto Rico income tax considerations of the proposed offering described in the Prospectus Supplement (the "Tax Discussion") appearing under the captions "Taxation," "Puerto Rico Taxation" and "United States Taxation." We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purposes of this opinion. In addition, we have relied on certificates of officers of the Company as to certain factual matters.

         The Tax Discussion represents our opinion regarding the material Federal and Puerto Rico tax consequences described therein.



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First BanCorp.
January 16, 2002
Page 2


         Our opinion is based upon the review of the Prospectus Supplement and of applicable Federal and Puerto Rico income tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Tax Discussion. As to statements of fact, we are relying on your representation that such factual statements are accurate.

         We are members of the Bar of the Commonwealth of Puerto Rico. The opinions expressed above are limited to the laws of the Commonwealth of Puerto Rico and any applicable Federal laws and we do not purport to be experts in, or to render any opinions with respect to, the laws of any state or other jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

                                     Very truly yours,



                                     /s/ Fiddler Gonzalez & Rodriguez, LLP